Exhibit 99.05

Pazoo Medical Marijuana Partner MA & Associates, LLC
Secures First Client Signing Exclusive
Master Testing Services Agreement

Whippany, N.J., November 7, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that MA & Associates, LLC has signed its first agreement with a customer for the testing of their product. Product is expected to be available for testing in February 2015. MA & Associates LLC’s clients will be cultivation facilities.  These cultivation facilities need to have product tested and labeled prior to delivery to dispensaries.

Pazoo’s and MA & Associates, LLC’s management teams have both maintained that utilizing Steep Hill Labs technology, coupled with the strong management team in place gives MA & Associates, LLC a clear cut competitive advantage in the marijuana testing market. To take this competitive advantage a step further, MA & Associates, LLC will seek to capture market share by being first to market.  The build out of its testing laboratory began in October, ensuring that MA & Associates will be operationally ready well in advance of first product being ready for testing. Architectural drawings and renderings of the facility were completed several weeks ago. The testing lab will be located on Western Avenue. A rendering of the facility can be seen below this release.

MA & Associates, LLC’s CEO Antonio Del Hierro stated, “We are moving very quickly to secure clients for next year and beyond. I have to believe that growers will want their product to be tested by us over any of our competitors as we were graded as the strongest applicant by the state of Nevada.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: November 7, 2014